                                                                    Exhibit b(6)

                            Amendment to the By-Laws
                                       of
                 Credit Suisse Investment Grade Bond Fund, Inc.

Pursuant to Article VIII of the Amended By-Laws (the "By-Laws") of Credit Suisse Investment Grade Bond Fund, Inc. (the "Fund"), the first sentence of Article I,
Section 2 of the By-Laws is hereby amended and restated in its entirety as follows:

                  Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Corporation's Charter, may be held at any place within the United States, and may be called at any time by the Board of Directors or by the President, and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting upon payment by such stockholders to the Corporation of the reasonably estimated cost of preparing and mailing a notice of the meeting (which estimated cost shall be provided to such stockholders by the Secretary of the Corporation).

Dated the 12th day of February, 2002.